Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212606

Prospectus Supplement No. 7

(to Prospectus dated August 3, 2016)

OFFERING PROSPECTUS

10,551,471 Shares of Common Stock

5,404,412 Shares Issuable upon the Exercise of Warrants

This prospectus supplement updates and supplements the prospectus dated August 3, 2016 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-212606) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus.

This prospectus supplement relates to the offer and sale of 10,551,471 shares of our common stock, including 5,404,412 shares of our common stock that are issuable upon the exercise of outstanding warrants, including 257,353 shares issuable upon exercise of an outstanding warrant issued to Maxim Group LLC (“Maxim”), the placement agent in the private offering in which the remaining shares being registered by the Registration Statement were issued.

On March 2, 2018, we entered into a repricing agreement with the holder of the outstanding warrants that are exercisable into the shares of our common stock registered under the Registration Statement (the “Warrant Repricing Agreement”). Under the terms of the Warrant Repricing Agreement, the exercise price for the outstanding warrants was reduced to $0.20 per share of common stock.

This prospectus supplement should be read in conjunction with the Prospectus, as it has been further supplemented, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the OTCQB under the trading symbol “RGRX.” On March 5, 2018 the last reported sale price of our common stock was $0.23 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2018